UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2007

DG FASTCHANNEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     As was previously reported in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007, on November 8, 2007, the Audit Committee of the Company’s Board of Directors concluded that the previously issued financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 should not be relied upon because of errors in those financial statements. The decision was made by the Audit Committee of the Board of Directors, upon the recommendation of management after discovery and analysis of those errors and after advising Ernst & Young LLP (“Ernst & Young”), the Company’s newly appointed independent registered public accounting firm, which first identified the error.

In connection with the preparation and review of the Company’s financial statements for the quarter ended September 30, 2007, management became aware that the Company’s previously reported results for the second quarter of 2007 contained errors relating to the recognition of a gain of approximately $0.9 million relating to the effective settlement of a dispute between one of our subsidiaries and Pathfire Inc. (“Pathfire”) in connection with our purchase of Pathfire in June 2007. This accounting recognition was determined, in part, based upon the Company’s interpretation of Emerging Issues Task Force 04-01 (“EITF 04-01”). Upon subsequent review and analysis by the Company, the audit committee, and the Company’s new independent accountants, it was determined that the purchase accounting guidance in EITF 04-01 should have been applied differently.

Consequently, the Company previously restated its second quarter 2007 Form 10-Q to remove the $0.9 million gain, which was recorded in other income, the related tax effect and record an adjustment to reduce the purchase price of Pathfire.

The Company and the Audit Committee have discussed the foregoing with Ernst & Young.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DG FASTCHANNEL, INC.
(Registrant)

	By:	/s/ OMAR A. CHOUCAIR
	Name:	Omar A. Choucair
	Title:	Chief Financial Officer

Date: December 28, 2007